Exhibit 10.1

LETTER OF INTENT

March 27, 2023

FOMO WORLDWIDE, INC., and/or assigns a California corporation (“Buyer”) is pleased to present the following non-binding letter of intent (“LOI”) for the acquisition by Buyer of all shareholding interests of _____________, an _____________ C-Corporation located at _____________ (the “Company”), which is owned by active principal _____________ (70%), President, and inactive owners _____________ (10%) Director, _____________ (10%) Owner, and _____________ (10%) Owner (collectively, the “Seller”), subject to the general terms and conditions set forth herein (“Transaction”). The parties will work together to structure the Transaction as a stock purchase.

This LOI summarizes the principal terms of the proposed Transaction. In consideration of the time and expense devoted and to be devoted by the parties with respect to the proposed Transaction, Sections 5e and 6 below in this LOI shall be a binding obligation of the parties. No other provisions in this LOI shall constitute legally binding obligations upon the parties; other legally binding obligations will only arise if and when a definitive agreement and any additional agreements are executed and delivered by the parties.

This LOI is further conditioned on the completion of due diligence, legal and accounting review, documentation that is satisfactory to all parties, and the successful raise by the Buyer of certain financing, if any. This LOI shall be governed in all respects by the laws of the State of Pennsylvania, without regard to its conflict of law provisions. The parties are reminded there is a non-disclosure agreement already in place and those terms govern the confidentiality of this LOI and ongoing efforts related to this Transaction.

1.	Terms of the Offer

This LOI is based on the following terms:

a)	A Securities Purchase Agreement (“SPA”) for a stock purchase transaction between Seller and the Buyer that will contain customary terms and conditions and provide for the purchase of all the Seller’s fully diluted shareholding interests in the Company for a purchase price of $3,840,435 (three million eight forty thousand four hundred thirty five dollars) (the “Purchase Price”), to be paid as follows:

1.	$500,000 cash at close, plus

2.	Refinancing of an SBA loan of $1,666,679 less debt issuance cost of $42,764 (amortized over life of loan), plus

3.	Refinancing of an SBA Express loan / Line of credit of $216,520, plus

4.	$1,500,000 in Series B Preferred shares of Buyer, convertible into 1.5 billion common shares of Buyer at the option of Seller (common stock price of $0.001; piggyback registration rights), plus

5.	A performance-based payment of up to $1,000,000 subject to mutually agreed to/negotiated revenue growth including % override for successful integration of acquisitions of like businesses for the up to three calendar years after the Closing Date (defined below), plus

6.	Participation in employee stock option pool for Seller and key employees TBD,

7.	The Company’s balance sheet will remain as-is during the term this LOI is active and until the Closing Date, with no distributions, capital calls, bonuses to management or shareholders, salary increases, adjustments to working capital, etc. for any purpose, unless otherwise agreed by the Buyer in writing during this time.

b)	For the avoidance of doubt, all working capital and operating/capital leases/vehicle loans (to be identified in a definitive agreement) will be assumed by the Buyer at close and the Company shall continue to be managed in the ordinary course of business.

c)	A working capital analysis will be performed by the Buyer and a certain amount (TBD) of cash to be agreed upon between the parties will be provided by the Seller upon Closing (defined below).

d)	As a condition to Closing, Buyer expects certain employees to continue employment on terms acceptable to Buyer. As such. Buyer to meet and interview each employee for consideration of ongoing employment after Closing. Additionally, _____________ must agree to a minimum two year employment agreement, beginning with the Closing Date, at annual salary to be negotiated. Additionally, _____________ must agree to a non-competition and non-solicitation agreement from the Closing Date until two (2) years, or a reasonable timeframe, in the states of operation of the business, after the end of his employment with the Company and affiliates.

2.	Financing Contingency

The Transaction would be subject to certain conditions precedent being satisfied, including without limitation, acceptable financing to be secured by Buyer, board and shareholder approvals as necessary, possible regulatory approvals, and execution of definitive agreements.

3.	Expiration	This LOI expires at close of business 5:00pm five business days after the filing of Buyer’s Form 10-K with the SEC for fiscal year 2022 ended December 31, 2022, if not countersigned.

4.	Assumptions	With respect to the Target, the following must be acceptable to Buyer:

a)	Execution of an SPA (stock purchase) and related definitive agreements as soon as practical but not later than May 31, 2023 (the “Closing” and such date, the “Closing Date”).

b)	Seller’s cooperation with due diligence requests and fulfillment of the conditions herein.

5.	Principal Terms and Conditions	c)	There being no material adverse change in the business of the Company (:financial, trading, or otherwise), profit, or prospects of the Company prior to Closing of the Transaction (for clarity, relative to conditions now and anticipated short term performance).

The LOI is subject to the following additional p1incipal terms and conditions:

a)	That from the date of acceptance of this LOI until the Closing Date, the business and operations of the Company will be carried out in the ordinary and usual course of business, and that the Company will not enter into any contract or arrangement that is extraordinary and/or not in accordance with customary provisions of business or which might adversely affect the Company.

b)	Buyer and its financing partner being satisfied with the results of commercial, financial, tax, and legal due diligence of the Company (the “Due Diligence”).

c)	The Company’s management, shareholders, and board of directors (as well as Seller and any advisers or consultants) will fully cooperate with Buyer and its advisers.

d)	Satisfactory legal documentation, including but not limited to the SPA containing such provisions, covenants, warranties, and indemnities appropriate and normal for a transaction of this nature.

e)	Through the Closing Date, Seller agrees to an exclusivity and no-shop provision in order for the Buyer to complete the proposed Transaction, including that Seller and its equity holders, directors, officers, employees, representatives and agents will not discuss or pursue any sale, recapitalization, liquidation or other disposition of the Company, any sale or transfer of any capital stock or any assets of the Company or any interest therein, or any transaction, investment, recapitalization, or sale similar to the proposed Transaction with any other party, or provide any information regarding the Company to any other party other than the Buyer. In the event that the Company violates this exclusivity and no-shop provision, the Company shall reimburse the Buyer for all costs and expenses through the time of discovery by the Buyer.

Neither the Buyer, nor Seller, nor the Company, nor their respective affiliates, shareholders, or representatives will make any press release or public announcement concerning the existence or completion of the Transaction contemplated hereby without the prior written approval of the other parties hereto.

6.	Costs

Each of Buyer and Seller will be responsible for their own costs and expenses in relation to the proposal in this LOI, the definitive agreements, and any conditions contained herein. If an audit is required by the buyer the cost of the audit needs to be split between buyer and seller.

7.	Good Faith Negotiation

Following the execution of this LOI, the parties will negotiate all definitive agreements in good faith, consistent with the principles and other terms set forth in this LOI, which are necessary to effect the contemplated Transaction in form and substance mutually satisfactory to the parties. If the parties are unable to complete the Transaction by the Closing Date, the obligation to continue negotiating shall cease and this LOI shall terminate, unless extended by mutual agreement.

Agreed and accepted by the parties:

For and on behalf of Buyer	For and on behalf of Seller

FOMO WORLDWIDE, INC.	_______________

By: Vikram Grover, CEO

Date: March 27, 2023

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